Exhibit 99.1
SIMPSON MANUFACTURING CO., INC.
401(k) PROFIT SHARING PLAN

Financial Statements and Supplemental Schedules

As of December 31, 2017 and 2016
and for the Year Ended December 31, 2017

(With Report of Independent Registered Public Accounting Firm Thereon)

TABLE OF CONTENTS

Page No.

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 9

Supplemental Schedules

Schedule H, Part IV, Item 4(i) - Schedule of Assets (Held at End of Year)	11

Schedule H, Part IV, Item 4(a) - Schedule of Delinquent Participant Contributions	12

Report of Independent Registered Public Accounting Firm

To the Participants and Administrative Committee of the
Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan
Pleasanton, California

Opinion on the Financial Statements
We have audited the accompanying statements of net assets available for benefits of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 2017 and 2016, and the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2017 and 2016, and the changes in net assets available for benefits for the year ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Supplemental Information
The supplemental information contained in the Schedule of Delinquent Participant Contributions for the year ended December 31, 2017 and the Schedule of Assets (Held at End of Year) as of December 31, 2017 has been subjected to audit procedures performed in conjunction with the audit of the Plan's financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ArmaninoLLP

We have served as the Plan’s auditor since 2007.
San Ramon, California
June 29, 2018

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statements of Net Assets Available for Benefits
As of December 31, 2017 and 2016

	2017	2016
Assets
Investments, at fair value	$174,972,228	$140,328,068
Total investments	174,972,228	140,328,068
Receivables
Employer contributions	7,231,519	6,671,918
Employer contribution - other	—	23,612
Notes receivable from participants	2,841,645	2,557,660
Total receivables	10,073,164	9,253,190

Net assets available for benefits	$185,045,392	$149,581,258

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2017

Additions
Investment income
Net appreciation in fair value of investments	$22,139,469
Interest and dividends	3,875,043
Total investment income	26,014,512

Interest income on notes receivable from participants	148,464

Contributions
Employer	9,533,890
Participant	5,110,302
Rollovers	1,882,818
Total contributions	16,527,010

Total additions	42,689,986
Deductions
Benefits paid to participants	7,194,303
Fees	31,549
Total deductions	7,225,852

Net increase	35,464,134

Net assets available for benefits
Beginning of year	149,581,258

End of year	$185,045,392

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2017 and 2016

1.                          Plan Description

The following is a brief description of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") and is provided for general informational purposes only. Participants should refer to the Plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan that Simpson Manufacturing Co., Inc. and its United States subsidiaries (collectively, the "Company" or "employer") established in 1956 and was last amended and restated on March 14, 2016 to provide benefits to eligible U.S. employees, as provided in the Plan document. The Plan is subject to the provisions of the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 ("ERISA") and subsequent laws. The Plan’s fiscal year (“Plan Year”) is the twelve-months ended December 31.

Plan administration

The Company is the administrator of the Plan and, as such, carries out the duties imposed by ERISA. The Company has delegated certain responsibilities for the operation and administration of the Plan. Charles Schwab Bank serves as the trustee for the Plan (the "Trustee"). In addition, Milliman, Inc. provides administrative and recordkeeping services on behalf of the Plan. Certain administrative expenses of the Plan were paid directly by the Company for the year ended December 31, 2017. Investment fees, which may vary according to the individual investment funds selected, are paid out of the assets of the Plan and are included in net appreciation in fair value of investments. Participants should refer to the prospectus of the individual investment funds for further details on individual investment fees.

Eligibility

All Company employees, except employees working under the terms of a collective bargaining agreement, non-resident aliens and employees with contractual exclusion from participation under the Plan, are eligible to participate in the Plan once they have attained the age of 18 and reached the entry date. The entry date for purposes of employee elective deferrals and employer safe-harbor contributions is upon commencement of employment. For purposes of employer discretionary contributions, employees enter the Plan on the first day of the Plan Year after attaining age 18.

Contributions

Participants may elect to contribute through payroll deductions amounts up to 100% of their annual compensation, as defined by the Plan on a tax-deferred basis or a Roth after-tax basis, up to a maximum amount allowed by the Internal Revenue Code (the "IRC"). Maximum allowed deferral amounts were $18,000 for 2017. Employees over the age of 50 may also contribute an additional $6,000 to the Plan for 2017. Contributions withheld are invested in accordance with the participant's direction into various investment options offered by the Plan. Participants may also contribute qualified rollover contributions representing distributions from other qualified plans.

Effective October 1, 2017, for newly hired employees, the Plan withholds a 3% automatic deferral percentage from the participant's compensation each payroll period unless the participant makes a contrary election.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2017 and 2016

The Company provides a safe harbor non-elective contribution equal to 3% of the participant's quarterly eligible compensation, as defined by the Plan. The Company may also contribute to the Plan a discretionary amount, approved by its Board of Directors, limited to the maximum amount deductible for federal income tax purposes. The Company's discretionary contribution is allocated to the account of each participant who has completed at least 1,000 hours of service during the Plan Year and is employed on the last day of the year based upon a percentage of the participant's annual eligible compensation to total eligible compensation. The discretionary employer contribution amounted to 7% of eligible compensation for each participant for the year ended December 31, 2017. The Company’s safe harbor non-elective contribution and discretionary contribution amounted to $3,079,973 and $6,453,917, respectively, in 2017.

Employer contributions are invested in accordance with the participant's direction into various investment options offered by the Plan. If a participant fails to choose an investment option for the contributions to his or her Plan account, such funds automatically are invested in the default investment option until he or she selects a different investment option available under the Plan. The Plan's designated default investment option is the Vanguard Target Retirement Fund that has a target retirement date closest to the year in which the applicable participant might retire, based on the participant's date of birth and assuming a retirement age of 65.

Participant accounts

Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings (net of investment related expenses). Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their voluntary contributions and the Company's safe harbor non-elective contribution, including rollover contributions, plus actual earnings thereon. Vesting in the Company's discretionary contributions plus earnings thereon is based on years of continuous service, as defined by the Plan. Participants are 100% vested after 6 years of credited service.

Forfeitures

As of December 31, 2017 and 2016, forfeited nonvested accounts totaled $186,881 and $129,864, respectively. Forfeitures are allocated to the account of each eligible participant based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Forfeitures are generally allocated to participants subsequent to year-end based upon compensation received in the same Plan Year in which the forfeiture occurred in accordance with the provisions of the Plan.

Notes receivable from participants

Participants may borrow from their vested accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 less their highest outstanding notes receivable balance under the Plan during the previous 12 months or 50% of their vested account balance. The notes receivable are secured by the balance in the participant's account and bear interest at the prime rate plus 2% which is commensurate with prevailing rates. Interest rates are updated on the first day of the month following change in the published prime rate. Principal and interest are paid to the Plan ratably through payroll deductions. The notes receivable are to be repaid over a period not to exceed five years, unless the loan qualifies as a home loan, for which the term

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2017 and 2016

of repayment may not be greater than 15 years. A home loan is a loan used to acquire a dwelling unit which, within a reasonable time, the participant will use as a principal residence. Outstanding notes receivable at December 31, 2017, carried interest rates ranging from 5.25% - 6.50% and are currently expected to mature through 2032.

Payment of benefits

Distributions and withdrawals are payable upon retirement after attaining age 60, severance from employment, financial hardship, disability or death. If a participant's account balance is equal to or less than $1,000, the balance is distributed immediately in a lump-sum cash payment unless a direct rollover into an individual retirement account ("IRA") or other qualified benefit plan is requested. If the account balance is over $1,000, the participant can consent to either a distribution paid in the form of a lump-sum cash payment, a direct rollover into an IRA or other qualified plan or postpone payment to a later date and remain in the Plan as described in the Plan documents.

2.                          Summary of Significant Accounting Policies and Basis of Presentation

Basis of accounting

The accompanying financial statements are prepared in conformity with U.S. generally accepted accounting principles ("U.S. GAAP").

Valuation of investments

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 5 below for discussion of fair value measurements.

Purchases and sales of securities are reflected on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Notes receivable from participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. Delinquent notes receivable, if any, from participants are recorded as distributions based upon the terms of the Plan agreement. No allowance for credit losses has been recorded as of December 31, 2017 and 2016.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2017 and 2016

Payment of benefits

Benefits are recorded when paid.

Recent accounting pronouncement

In June 2016, the Financial Accounting Standard Board issued Accounting Standards Update No. 2016-13 (ASU 2016-13), Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 958). ASU 2016-13 requires an entity to measure all expected credit losses for financial assets, including trade receivables, held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. The amendment replaces the current incurred loss impaired methodology that delay the credit losses recognition until it is probable a loss has been incurred. The updated guidance is to be applied on a modified retrospective approach and is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. For entities other than public business entities, including employee benefit plans that file Form 11-K with the Security and Exchange Commission, the ASU 2016-13 is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. Early adoption is permitted for all entities for fiscal years beginning after December 15, 2018, and interim periods therein. The Company is currently assessing the timing and impact of adopting the updated provisions.

3.                          Tax Status

The Plan was adopted in the form of a volume submitter plan and the Internal Revenue Service ("IRS") issued a favorable opinion letter dated March 31, 2014, indicating that the Plan qualifies under the provision of Section 401(a) of the IRC and therefore, the underlying trust is exempt from tax under section 401(a) of the IRC. Therefore, a provision for income taxes has not been included in the Plan's financial statements. Subject to future events and circumstances, the Company and the Plan's tax advisor currently believe that the Plan and its underlying trust are currently designed and operated within the terms of the Plan and remain qualified under the applicable provisions of the IRC.

U.S. GAAP requires the Plan's management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon an examination by the IRS. No uncertain positions have been identified that would require the recognition of a tax liability or disclosure in the financial statements as of December 31, 2017 and 2016, respectively. The Plan is subject to routine audits by applicable taxing jurisdictions. However, there are currently no audits for any tax period in progress.

4.    Investment Options and Risks and Uncertainties

The Trustee holds the Plan’s investments and executes all investment transactions. The Plan allows for investment in the Company’s common stock, money market and mutual funds among a broad spectrum of investment options. A participant may direct the Trustee to invest any portion of his or her elective contributions, matching contributions and rollover contributions in available investment options. Available investment options may change at any time.

Investment securities are exposed to various risks, such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

and that such changes could materially affect participants' account balances, the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

5.    Fair Value Measurements

The Plan defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•	Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

•
Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•	Level 3: inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at both December 31, 2017 and 2016:

•
Common stock: The Company's common stock currently invested in by the Plan is held by a unitized fund, which means the participants do not own shares of the Company's common stock but rather own an interest in the unitized fund. The fund consists of common stock and cash equivalents to meet the fund's daily cash needs. The Plan owns the underlying assets of shares in common stock and the underlying cash. Unitizing the fund allows for daily trades of the fund's units. The value of a unit of the unitized fund reflects the combined value of the Company's common stock, at quoted market prices, and cash held by the fund.

•
Mutual funds: Valued at the daily closing prices as reported by the funds. Mutual funds currently invested in by the Plan are open-end mutual funds registered with the Securities and Exchange Commission and are required to publish their daily net asset value and to transact based on that value. These funds are currently deemed to be actively traded.

•	Money market fund: Valued at cost plus accrued interest.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2017 and 2016

The following are the major categories of assets and liabilities measured at Level 1 fair value on a recurring basis during the years ended December 31, 2017 and 2016, respectively, using quoted prices in active markets for identical assets:

	2017	2016

Common Stock	$9,962,039	$7,657,600
Cash Reserve Account	275,555	270,774
Money Market Fund	5,483,315	7,861,308
Mutual Funds	159,251,319	124,538,386
Total	$174,972,228	$140,328,068

6.                          Related Parties and Parties-in-Interest

Certain Plan investments are shares of mutual funds managed by the Trustee, Charles Schwab Bank or its affiliate, and therefore, these transactions qualify as party-in-interest transactions. Additionally, a portion of the Plan’s assets are invested in a unitized fund holding the Company’s common stock. Because the Company is the Plan's sponsor and administrator, transactions involving the Company’s common stock qualify as party-in-interest transactions. Subject to future events and circumstances, the Company and the Plan's tax advisor believe that aforementioned party-in-interest transactions qualify as being exempt from the IRS' prohibited transaction rules.

7. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan, at any time, subject to the provisions of ERISA. In the event of Plan termination, the full value of each participant's account shall become fully vested and non-forfeitable and shall be distributed to the participant.

8. Commitments and Contingencies

For the years ended December 2016 and 2015, the Company noted an operational defect limiting the ability of the Company to withhold the full amount of elective deferrals (pre-tax contributions) from the Plan participants in one or more payroll cycles. In order to meet with the requirements of ERISA, the Company made a qualified nonelective contribution of $23,612, including employer contributions and lost earnings in 2017 to correct the operational defect.

In 2018, a correction has been made for an insignificant amount of Plan participants' missed deferrals plus applicable employer matching contributions related to an operational defect noted in 2017 and 2016. The Company and the Plan's tax advisor believed that the defect was properly remedied and did not adversely affect the Plan's qualified status under the applicable provisions of the IRC and there are no ERISA non-compliance implications.

SUPPLEMENTAL SCHEDULES

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Item 4(i) - Schedule of Assets (Held at End of Year)
EIN: 94-3196943
As of December 31, 2017

(a)	(b)	(c)	(d)	(e)
		Description of Investment
	Identity of Issue,	Including Maturity Date
	Borrower	Rate of Interest,
	Lessor or Similar Party	Collateral, Par or Maturity Value	Cost	Current Value

*	Simpson Manufacturing Co., Inc. Common Stock	Common Stock	**	$9,962,039
	SSGA FDS Money Market Fund	Cash Reserve Account	**	275,555
*	Schwab Value Advantage Money Fund	Money Market	**	5,483,315
	DFA Five-Year Global Fixed-Income Fund	Mutual Fund	**	269,297
	DFA Inflation Protected Securities Fund	Mutual Fund	**	1,415,611
	DFA U.S. Large Cap Value Fund	Mutual Fund	**	8,854,647
	Vanguard Growth Index Fund	Mutual Fund	**	7,052,232
	Vanguard Institutional Index Fund	Mutual Fund	**	6,960,006
	Vanguard Mid-Cap Index Fund	Mutual Fund	**	8,420,167
	Vanguard REIT Index Share Fund	Mutual Fund	**	1,630,162
	Vanguard Short-Term Bond Fund	Mutual Fund	**	943,997
	Vanguard Small Cap Index Fund	Mutual Fund	**	8,570,510
	Vanguard Target Retirement 2015 Fund	Mutual Fund	**	3,078,630
	Vanguard Target Retirement 2020 Fund	Mutual Fund	**	11,344,647
	Vanguard Target Retirement 2025 Fund	Mutual Fund	**	18,357,000
	Vanguard Target Retirement 2030 Fund	Mutual Fund	**	17,253,524
	Vanguard Target Retirement 2035 Fund	Mutual Fund	**	19,885,119
	Vanguard Target Retirement 2040 Fund	Mutual Fund	**	12,353,671
	Vanguard Target Retirement 2045 Fund	Mutual Fund	**	10,143,130
	Vanguard Target Retirement 2050 Fund	Mutual Fund	**	3,897,638
	Vanguard Target Retirement 2055 Fund	Mutual Fund	**	1,214,933
	Vanguard Target Retirement 2060 Fund	Mutual Fund	**	231,882
	Vanguard Target Retirement 2065 Fund	Mutual Fund	**	111,871
	Vanguard Target Retirement Income Fund	Mutual Fund	**	1,947,657
	Vanguard Total Bond Market Index Fund	Mutual Fund	**	6,158,785
	Vanguard Total International Stock Index Fund	Mutual Fund	**	9,156,203
	Total investments at fair value			$174,972,228
*	Notes receivable from participants	Interest rates range 5.25% - 6.50%	-	2,841,645
				$177,813,873
*  Party-in-interest transactions
** In accordance with instructions to Form 5500, cost information has been omitted as all investments of assets are participant directed.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Item 4(a) - Schedule of Delinquent Participant Contributions
EIN: 94-3196943
For the Year Ended December 31, 2017

Participant Contributions Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions			Totally Fully Corrected Under VFCP and PTE 2002-51
	$584,861
Check here if Late Participant Loan Repayments are included:	Contributions Not Corrected	Contributions Corrected Outside VFCP	Contributions Pending Correction in VFCP
☑	$584,861